March 17, 2021

Jean Compeau
Palo Alto Networks, Inc. 3000
Tannery Way
Santa Clara, California 95054

Re: Addendum to Employment Offer Letter (the “Addendum”)

Dear Jean,

I would like to congratulate you on your promotion. In consideration of your new role and continued employment by Palo Alto Networks, Inc. (the “Company”), I would like to confirm the updated terms and conditions of your employment effective March 17, 2021 (“Effective Date”):

1.    Position. Beginning on the Effective Date, you will serve as Deputy Chief Financial Officer and Chief Accounting Officer of the Company. You will report to the Chief Financial Officer and shall perform the duties and responsibilities customary for such positions and such other related duties as are assigned by the Chief Financial Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Compensation. Base Salary. Your salary will be at an annualized rate of $450,000 per year beginning on the Effective Date, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this Agreement, will be subject to applicable tax withholdings. Your salary may be adjusted from time to time by our Board of Directors (the “Board”) or the Compensation Committee of our Board of Directors (the “Compensation Committee”) in their sole discretion.

3.    Equity. The Company will grant you an equity award pursuant to the terms of the Company’s 2012 Equity Incentive Plan (the “Plan”) with an approximate value of $1,000,000, in the form of restricted stock units (“RSUs”). One-sixteenth (1/16th) of the RSUs will vest on June 20, 2021, and one-sixteenth (1/16) of the RSUs will vest quarterly thereafter, subject to you continuing to be a Service Provider (as defined in the

Plan) through each vesting date.

This Addendum does not change the at-will nature of your employment relationship with the Company. This Addendum supersedes any prior representations or agreements concerning similar subject matter. Other than as specifically set forth in this Addendum, all the terms of the employment offer letter between you and the Company, dated February 22, 2018, remain in full force and effect.

Sincerely,

/s/ Liane Hornsey

Agreed to and accepted:	Jean Compeau

Signature:	/s/ Jean Compeau

Printed Name:	Jean Compeau

Date:	3/19/2021